Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Andrew M. O'Shea
Chief Financial Officer
(860) 298-0444

Adam Friedman
Adam Friedman Associates LLC
(212) 981-2529, Ext. 22

Moscow CableCom Corp Announces ComCor-TV Operational Progress
as of June 30, 2004

New York, July 21, 2004 - Moscow CableCom Corp. (NASDAQ:MOCC) today announced operational progress for the second calendar quarter of its wholly-owned subsidiary, ComCor-TV (CCTV), a Russian company that provides broadband communication, information and entertainment services in Moscow.

As of June 30, 2004, CCTV has increased its access network to a total of 196,944 homes and businesses.  This represents an increase of 29,596 homes or 17.7% during the quarter, and a year-to-date increase of 27.2% from December 31, 2003.

As a result of this expanded access network and its continued marketing efforts, subscribers for CCTV's terrestrial TV services totaled 60,953 as of June 30, 2004; an increase of over 8.1% from the December 31, 2003 totals.

Subscribers for its premium cable TV services increased to 7,803 as of June 30, 2004, which represents an increase of 13.5% during the quarter, and a year-to-date increase of 50.6%.

CCTV's subscriber base for Internet access services increased to 14,093 as of June 30, 2004, which represents an increase of 18.5% during the quarter, and a year-to-date increase of 40.7%.

All subscriber information represents total subscriber contracts recorded by CCTV.  At June 30, 2004, approximately 0.8% of terrestrial subscribers, 28.1% of premium cable TV subscribers and 25.3% of Internet subscribers were inactive.

As a result of the above growth, Moscow CableCom expects CCTV's second quarter revenues from subscriber services to be approximately 29% higher than the service revenues it earned in its first quarter and they will be 103.0% higher than the subscriber revenues it recorded in the second quarter of 2003.  Year to date service revenues are approximately 105.7% higher than revenues recorded by CCTV in the first six months of 2003.

Due to a two month reporting lag, CCTV's operating results for the three months ended June 30, 2004 will be consolidated into the Company's results for the three months ended August 31, 2004.

Oliver Grace, Chairman and CEO stated, "We expanded our access network by more homes in the current quarter than during any previous quarter in the young history of CCTV.  We expect to continue to continue the subscriber growth noted this quarter, particularly as we have strengthened our cable television offerings with our strategic agreements with NTV Plus, and we continue to expand our advertising and promotional activities.  We believe that our operational progress can be greatly accelerated with resources from the recently announced financing from Columbus Nova.

About Moscow CableCom

Moscow CableCom  is a US-based company quoted on the NASDAQ NM under the ticker "MOCC".  The Company owns 100% of ComCor-TV ("CCTV"), a Russian company that has licenses to provide telecommunications services to 1.5 million homes and businesses in Moscow.  CCTV is using access to ComCor's Moscow Fiber Optic Network ("MFON") to provide broadband services including cable television and high-speed Internet access to residential and business customers, with plans to add additional services including IP-based telephony.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains "forward-looking statements", as the phrase is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act.  These statements relate to CCTV's development, including CCTV's ability to attract new subscribers, its ability to continue to expand its network, its ability to achieve positive cash flow and Moscow CableCom's ability to raise funds for the expansion of CCTV's network, including its ability to close the announced financing transaction with Columbus Nova, and are based on management's best assessment of Moscow CableCom's and CCTV's strategic and financial position and of future market conditions and trends.  These discussions involve risks and uncertainties, and the actual outcome may differ materially from these statements.  Certain factors that could cause actual results to differ materially from those discussed in any forward-looking statements are described in the Company's Annual Report on Form 10-K for the year ended February 29, 2004 and other public filings made by the Company with the Securities and Exchange Commission, which descriptions are incorporated herein by reference. Moscow CableCom Corp. disclaims any obligation to update developments of these risks or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.